  EXHIBIT 10.1

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement as of the date and year first above written.

SHIFTPIXY, INC.	DOMINION CAPITAL LLC

By: /s/ Scott Absher	By: /s/ Mikhail Gurevich

Its: CEO	Its: Managing Member

Page 7 of 7

Settlement Agreement

This Settlement Agreement and Mutual Release (the "Settlement Agreement"), dated as of the 22nd day of January, 2020, is made by, between and among Dominion Capital LLC ("Investor") and ShiftPixy, Inc. ("PIXY" or the "Company") (each a "Party," collectively, the "Parties").

WHEREAS, in connection with certain financing transactions (the "Transactions"), the Investor has sued the Company in a matter captioned *Dominion Capital LLC v. ShiftPixy, Inc., No. 19-cv-6704 (PGG)* (the "Litigation"); and

WHEREAS, on January 10, 2020, the Honorable Paul G. Gardephe, U.S.D.J., United States District Court, Southern District of New York, granted Investor summary judgment, finding that:

- Magistrate Judge Robert Lehrburger's Report and Recommendation ("R&R") on November 22, 2019, recommended that Investor's motion for summary judgment be granted;
- Despite clear warning that a failure to file objections would result in a waiver of judicial review, neither Investor nor the Company filed objections to Judge Lehrburger's R&R;
- Because neither side filed objections to Judge Lehrburger's R&R, the parties have waived judicial review;
- The Court has nonetheless reviewed the 15-page R&R and finds it to be thorough, well-reasoned, and free of any clear error.

And as a result granting Investor's motion for summary judgment on its breach of contract claims and request for a declaratory judgment regarding the BuyBack (as defined therein) ("Summary Judgment Order"); and

WHEREAS, PIXY did not appeal the Summary Judgment Order; and

WHEREAS, in order to avoid further dispute and expense, Investor and the Company desire to settle the Litigation.

NOW THEREFORE, in consideration of the promises, mutual covenants and obligations of this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Settlement of Investor's Claims.

In full and complete satisfaction of all claims that Investor made or could have made against the Company arising in connection with the Litigation, the Company shall, contemporaneously with the execution of this Settlement Agreement by all parties thereto:

i. On the same Trading Day as the date of execution of this Settlement Agreement, wire to Investor, at the wire instructions provided for in **Schedule 1.i** hereto, the sum equal to $1,321,568.86.

ii. Not later than one (1) Trading Day from the date of execution of this Settlement Agreement, electronically deliver to the Investor 83,593 shares of the Company's common stock, par value $0.0001 (the "Common Stock"), at the instructions provided for in **Schedule 1.ii** hereto. The Company shall cause its transfer agent, vStock Transfer LLC to issue such shares of Common Stock without restriction in a form of irrevocable instruction letter attached hereto as **Exhibit A**.

iii. No later than 9:00 a.m. New York time on the Trading Day immediately after the date of this Settlement Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of this Settlement Agreement in the form required by the Securities Exchange Act of 1934, as amended, and attaching this Settlement Agreement (without schedules) (including all attachments, the "8-K Filing"). From and after the filing of the 8-K Filing, the Company represents and warrants that it shall have disclosed all material, non-public information (if any) provided to any of the investors by the Company or any of their respective officers, directors, employees or agents in connection with this Settlement Agreement.

iv. For purposes of the Company's obligations under this Section 1, a "Trading Day" shall be any day on which the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing) is open for trading.

2. Method of Payment.

All cash payments under Section 1 above shall be paid either by wire transfer of immediately available federal funds to Investor, for which wiring instructions have been provided and are annexed hereto as **Schedule 1.i**. All payments of securities shall be according to Deposit/Withdrawal at Custodian or "DWAC" instructions in unrestricted form for which such DWAC instructions have been provided and are annexed hereto as **Schedule 1.ii**.

3. Mutual Releases.

Simultaneously with the execution of this Settlement Agreement, Investor shall execute and deliver to its counsel a Release in the form annexed hereto as **Exhibit B**, and the Company shall execute and deliver to its counsel a Release in the form annexed hereto as **Exhibit C**. The Mutual Releases shall be held by the Parties' counsel in escrow pending the Company's payment of the cash and Common Stock provided for in Section 1. Upon delivery of the cash and shares as required by Section 1 herein counsel shall deliver the releases to the released Parties.

4. Discontinuance of Extant Litigation.

The Parties agree that within two (2) Trading Days of the Investor's receipt of the consideration provided for in Section 1 of this Settlement Agreement, counsel for each of the Investor and the Company shall provide notice in writing to the Court presiding over the instant dispute and file such additional paperwork as required to discontinue the Litigation.

5. Non-Publication; Non-Disparagement.

a. The Parties agree not to discuss any information regarding the Litigation and the claims released by this Settlement Agreement, the terms of this Settlement Agreement or any

negotiation leading to it, except with their affiliates and their or their affiliates' directors, officers, managers, managing members, members, financing sources, attorneys, accountants or tax and other advisors (and, in such case, the Party making such disclosure agrees to remain responsible for such person complying with this paragraph). In response to inquiries from individuals other than those identified herein, the Parties agree to limit responses to a statement that they have resolved all of their disputes or differences with each other and a reference to the filing referenced in Section 1(iii) above. Nothing in this Settlement Agreement shall prohibit or restrict any Party from: (i) making any disclosure of information required or expressly protected by law, including providing truthful testimony pursuant to a court order or legal process and the Company's obligation to file a Form 8-K as required by this Settlement Agreement; (ii) cooperating, participating or assisting in any investigation, examination or proceeding brought by any regulatory or quasi or self-regulatory authority or any federal, state or local regulatory or law enforcement agency or legislative body; or (iii) making any regulatory filing that may be reasonably required, including that filing referenced in Section 1(iii) above or referring to information that has become public other than through a violation of this Agreement by the Party referring to such information (or any person to which such Party has disclosed this information pursuant to this paragraph).

b. The Parties mutually agree not to disparage each other, whether verbally or in writing. This paragraph shall cover each Party's executives, employees, advisors, members of its board of directors, agents, attorneys, representatives and any other individual reasonably in the control of it. Disparagement includes statements that tend to be harmful to one's reputation or tend to deter others from associating with a party, including statements related to the conduct of one's business, trade, or operations. Nothing in this provision, however, shall apply to statements or disclosures required by law or that are reasonably necessary to the business or financial interests of the Parties, provided the statements or disclosures are factual in nature, accurate and non-disparaging.

6. Successors and Assigns.

This Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties' successors and assigns, including any entity in which any Party merges, consolidates or reorganizes.

7. Governing Law.

The interpretation and enforcement of this Settlement Agreement shall be governed by the laws of the State of New York without regard to its conflict of law rules.

8. Forum Selection.

The Parties consent to the exclusive jurisdiction of the State and Federal Courts located in the City of New York for any dispute arising out of this Settlement Agreement.

9. Suits for Enforcement and Remedies.

a. In any action to enforce the terms of this Settlement Agreement, no right or remedy herein is intended to be exclusive of any other right or remedy.

b. In any such action, the prevailing party shall be entitled to its reasonable attorney's fees from the opposing party.

c. No forbearance, indulgence, delay or failure to exercise any right or remedy herein shall operate as a waiver, nor as acquiescence in any default, nor shall any single or partial exercise of such right or remedy or the exercise of any other right or remedy operate as a waiver.

10. Notices.

All notices or other communications to be sent to the Parties shall be addressed and sent by Federal Express overnight (such notices deemed served upon mailing) to the following addresses and by E-mail, unless the Parties hereto are notified in writing of a different address:

If to Investor:	Legal Notices – legal@domcapllc.com Dominion Capital LLC 256 West 38th Street • 15th Floor New York NY 10018
with a copy to:	David Danovitch – ddanovitch@sullivanlaw.com Sullivan & Worcester LLP 1633 Broadway – 32nd Floor New York, New York 10019
If to ShiftPixy:	1 Venture Suite 150, Irvine, CA 92618 Attn: Scott Absher, CEO
With a copy to:	Martin E. Karlinsky Esq. KARLINSKY LLC Counsellors and Litigators 103 Mountain Road Cornwall-on-Hudson, NY 12520

11. Entire Agreement and Amendment.

This Settlement Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof. All negotiations between the Parties are merged into this Settlement Agreement and there are no representations, warranties, covenants, understandings, agreements, oral or otherwise, in relation thereto between the Parties other than those incorporated herein and to be delivered hereunder. This Settlement Agreement may not be changed, modified or altered except by an agreement in writing, signed by the party against whom enforcement of any change, modification or alteration is sought.

12. Representations and Warranties.

a. The Parties hereby represent and warrant that: (a) they have read the terms of this Settlement Agreement and the Releases; (b) they have been represented by counsel in connection with the review and execution of this Settlement Agreement; (c) they fully understand the terms of this Settlement Agreement; (d) they have been given sufficient time to consider whether to sign this Settlement Agreement; (e) no promises, statements or inducements have been made other than those expressly stated herein. The Parties affirmatively represent that this Settlement Agreement is fair and executed freely.

b. The signatories executing this Settlement Agreement on behalf of any business entity Party represent, warrant and acknowledge that they are authorized to execute this Settlement Agreement by the entities on behalf of whom they sign and that doing so does not violate any agreement and/or covenant to which they or their business entity Party is a party.

c. The Parties hereby represent to each other that they have not heretofore assigned, transferred, pledged or hypothecated, or agreed or purported to assign, transfer, pledge or hypothecate, to any entity or individual, any of the claims that were made or that could have been made based on the subject matter of this settlement.

13. No Amendment, Novation or Waiver.

Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute an amendment, waiver, or novation of the Note, the SPA, or any of the documents collateral thereto and shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to the Purchaser in the Transaction Documents, which liens, security interests, rights or remedies are hereby ratified, confirmed, extended and continued.

14. Severability.

The invalidity or unenforceability of any provision or covenant of this Settlement Agreement shall not affect the validity or enforceability of any other provision or covenant hereof, and any such invalid provision or covenant shall be deemed to be severable.

15. No Construction Against Drafter.

This Settlement Agreement shall be construed without regard to the Party or Parties responsible for the preparation of same and shall be deemed as prepared jointly by the Parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any Party.

16. Further Assurances.

The Parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry the purposes of this Settlement Agreement.

17. Taxes

All Parties shall be responsible for payment of their own taxes in connection with monies paid or received in connection with this Settlement Agreement.

18. Headings; Recitals.

The section headings contained in this Settlement Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Settlement Agreement. Furthermore, the recitals at the beginning of this Settlement Agreement are for explanatory purposes only and are expressly excluded from and not made a part of this Settlement Agreement.

19. Counterparts.

This Settlement Agreement may be executed in counterparts, facsimile and/or PDF copies shall be deemed to be originals, and counterparts together constitute one and the same instrument.

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